UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): September 22, 2026

WYNN RESORTS, LIMITED
(Exact name of registrant as specified in its charter)

Nevada		000-50028	46-0484987
(State or other jurisdiction of incorporation)		(Commission File Number)	(I.R.S. Employer Identification No.)
3131 Las Vegas Boulevard South
Las Vegas,	Nevada		89109
(Address of principal executive offices)			(Zip Code)

(702) 770-7555
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.01	WYNN	Nasdaq Global Select Market

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.
Indenture for 6.875% Senior Notes due 2035

On September 22, 2026, Wynn Resorts, Limited (the “Company”) announced that Wynn Resorts Finance, LLC (“WRF”) and its subsidiary, Wynn Resorts Capital Corp. (“Wynn Resorts Capital” and, together with WRF, the “Issuers”), each an indirect wholly-owned subsidiary of the Company, issued $900 million aggregate principal amount of 6.875% Senior Notes due 2035 (the “Notes”). The Notes were issued pursuant to an indenture (the “Indenture”), dated as of September 22, 2026, among the Issuers, the guarantors party thereto (the “Guarantors”) and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”). The Notes were offered and sold in reliance on exemptions from the registration requirements of the Securities Act of 1933, as amended. The Notes will mature on March 15, 2035. Interest is payable in cash semi-annually on March 15 and September 15 of each year, beginning on March 15, 2027.

The net proceeds from this offering, together with cash on hand, will be used to (i) redeem in full Wynn Las Vegas, LLC and Wynn Las Vegas Capital Corp.’s outstanding 5.250% Senior Notes due 2027 (the "2027 WLV Notes") and (ii) pay fees and expenses related to the issuance of the Notes and the redemption of the 2027 WLV Notes.

The Notes are jointly and severally guaranteed by all of WRF’s domestic subsidiaries that guarantee the Issuers’ existing senior secured credit facilities, except Wynn Resorts Capital, which is the co-issuer of the Notes, the Issuers’ 5.125% senior notes due 2029, the Issuers’ 7.125% senior notes due 2031 and the Issuers' 6.250% senior notes due 2033.

The Issuers may redeem the Notes, in whole or in part, at any time or from time to time prior to September 15, 2029 at a redemption price equal to 100% of the aggregate principal amount of the Notes to be redeemed, plus a “make-whole” amount set forth in the Indenture, plus accrued and unpaid interest, if any, to, but not including, the redemption date.

On or after September 15, 2029, the Issuers may redeem the Notes, in whole or in part, at the redemption prices set forth in the Indenture plus accrued and unpaid interest. The Notes are subject to disposition and redemption requirements imposed by gaming laws and regulations of applicable gaming regulatory authorities.

The Indenture contains covenants that limit the ability of the Issuers and the guarantors to, among other things, (1) enter into sale-leaseback transactions, (2) create or incur liens to secure debt, and (3) merge, consolidate or sell all or substantially all of the Issuers’ assets. These covenants are subject to exceptions and qualifications set forth in the Indenture.

In the event of a change of control triggering event, the Issuers must offer to repurchase the Notes at a repurchase price equal to 101% of the aggregate principal amount thereof plus any accrued and unpaid interest, to, but not including, the repurchase date.

The Indenture also contains customary events of default, including (1) failure to make required payments, (2) failure to comply with certain covenants, (3) failure to pay certain other indebtedness, (4) certain events of bankruptcy and insolvency, and (5) failure to pay certain judgments. An event of default under the Indenture allows either the Trustee or the holders of at least 25% in aggregate principal amount of the Notes, as applicable, issued under such Indenture to accelerate the amounts due under the Notes, or in the case of a bankruptcy or insolvency, will automatically cause the acceleration of the amounts due under the Notes.

The foregoing description of the Indenture is qualified in its entirety by reference to the full text of the Indenture, which is filed herewith as Exhibit 4.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.
(d)Exhibits.

Exhibit No.	Description

4.1	Indenture, dated September 22, 2026, among the Issuers, the Guarantors named therein and the Trustee
104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WYNN RESORTS, LIMITED

Dated:	September 22, 2026	By:	/s/ Craig J. Fullalove
Craig J. Fullalove
Chief Financial Officer
(Principal Financial and Accounting Officer)